Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-181057 on Form S-3 and Registration Statement Nos. 333-184038, 333-60295, 333-110959, 333-130405, and 333-160444 on Form S-8 of our reports dated February 28, 2014, relating to the financial statements and financial statement schedule of Central European Media Enterprises Ltd, and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern) and the effectiveness of Central European Media Enterprises Ltd. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Central European Media Enterprises Ltd. and subsidiaries for the year ended December 31, 2013.

DELOITTE LLP

London, United Kingdom
February 28, 2014